UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2009

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 5, 2009, Odyssey and OVH, Inc., a wholly owned subsidiary of Odyssey (“OVH”), entered into three agreements related to a project to search for a shipwreck vessel code named “Enigma.”

Odyssey entered into a Sale Agreement with Charlesworth Marine Limited, a Guernsey company (“Charlesworth”), to sell information related to the “Enigma” and its sinking to Charlesworth. OVH entered into a Charter Party Agreement with Global Marine Search Limited, a UK company (“Global”), to furnish the vessel, equipment and crew to conduct a search for the Enigma for up to 125 days. In addition, OVH, Charlesworth and Global entered into an Enigma Completion Agreement that sets forth the terms under which payments will be made to the parties under the Charter Party Agreement. All of the agreements were executed simultaneously.

The three agreements provide a total cash amount of £2,104,700 to Odyssey as well as additional payments upon the sale of coins or artifacts from the “Enigma” project. After repayment of salvage costs and fees, Odyssey will receive 80% in aggregate of net revenue, if any, until an additional £11,899,200 has been received and then 50% of all further net revenue. These amounts are broken up between the contracts as follows:

Upon execution of the Sale Agreement, Odyssey was paid £485,000 for sale of the research file. Upon the sale of coins or artifacts from the “Enigma” project, Odyssey will receive 40.44% of net revenue after repayment of salvage costs and fees, until an additional £6,015,000 has been received. Thereafter, Odyssey will receive 15% of all further net revenue.

Under the Charter Party Agreement, OVH will be paid £1,619,700 for the charter which includes £809,850 upon execution of the agreement, £647,880 within 15 days, and £161,970 on the earlier of completion of the search or 110 days after the execution date. Upon the sale of coins or artifacts from the “Enigma” project, OVH will receive 39.56% of net revenue after repayment of salvage costs and fees, until an additional £5,884,200 has been received. Thereafter, OVH will receive 35% of all further net revenue.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: November 5, 2009	By:	/S/ MICHAEL J. HOLMES
Michael J. Holmes,
Chief Financial Officer